APPLETON FUNDS

OPERATING EXPENSES LIMITATION AGREEMENT

THIS OPERATING EXPENSES LIMITATION AGREEMENT (the “Agreement”) is effective as of March 21, 2014, by and between APPLETON FUNDS, an Ohio business trust (the “Trust”), on behalf of the APPLETON EQUITY GROWTH FUND (the “Fund”), a series of the Trust, and APPLETON PARTNERS, INC., a Massachusetts corporation (the “Adviser”).

WITNESSETH:

WHEREAS, the Adviser renders advice and services to the Fund pursuant to the terms and provisions of an Investment Advisory Agreement between the Trust and the Adviser dated as of December 12, 2000 (the “Investment Advisory Agreement”); and

WHEREAS, the Fund is responsible for, and has assumed the obligation for, payment of certain expenses pursuant to the Investment Advisory Agreement that have not been assumed by the Adviser; and

WHEREAS, the Adviser desires to limit the Fund's Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Fund) desires to allow the Adviser to implement those limits;

NOW THEREFORE, in consideration of the covenants and the mutual promises set forth herein, the parties mutually agree as follows:

1. LIMIT ON OPERATING EXPENSES. The Adviser agrees to limit the Fund's current Operating Expenses to an annual rate of 1.50% of the Fund’s average annual net assets (the “Annual Limit”). In the event that the current Operating Expenses of the Fund, as accrued each month, exceed its Annual Limit, the Adviser will pay to the Fund, on a monthly basis, the excess expense within 30 days of being notified that an excess expense payment is due.

2. DEFINITION. For purposes of this Agreement, the term “Operating Expenses” with respect to the Fund, is defined to include all expenses necessary or appropriate for the operation of the Fund, including the Adviser's investment advisory or management fee detailed in the Investment Advisory Agreement, but does not include interest, taxes, acquired fund fees and expenses, brokerage commissions and extraordinary expenses.

3. REIMBURSEMENT OF FEES AND EXPENSES. The Adviser retains its right to recoup any fees waived or expenses reimbursed pursuant to this Agreement in the prior three fiscal years, subject to the limitation on the Fund’s expenses in effect at the time such recoupment is paid to the Adviser and at the time such fees were waived and/or expenses were reimbursed.

4. TERM. This Agreement shall become effective on the date specified herein and shall remain in effect until at least April 30, 2015, unless sooner terminated by either of the parties hereto as provided in Paragraph 5 of this Agreement. This Agreement shall automatically renew for successive one-year periods absent written notice to the other party of not less than 60 days prior to the then-effective termination date.

5. TERMINATION. This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Trustees of the Trust, on behalf of the Fund, upon 60 days' written notice to the Adviser. This Agreement may not be terminated by the Adviser prior to any annual expiration without the consent of the Board of Trustees of the Trust. This Agreement will automatically terminate if the Investment Advisory Agreement is terminated, with such termination effective upon the effective date of the Investment Advisory Agreement's termination.

6. ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

7. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

8. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, and the Investment Advisers Act of 1940, and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

APPLETON FUNDS on behalf of the Appleton Equity Growth Fund /s/ Daniel T. Buckley Daniel T. Buckley President

APPLETON PARTNERS, INC. /s/ Michele D. Hubley Michele D. Hubley SVP, CCO

Operating Expenses Limitation Agreement
Signature Page